Exhibit 99.1

®

Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS LEVERAGES VALUE OF ITS AAV PATENT ESTATE IN LICENSING AGREEMENT WITH AMSTERDAM MOLECULAR THERAPEUTICS
-Non-exclusive license covers the use of Targeted Genetics’ AAV1 technology in the treatment of lipoprotein lipase deficiencies-

Seattle, WA - December 12, 2006 - Targeted Genetics Corporation (Nasdaq: TGEN) today announced that the company has licensed two patents in its broad portfolio of AAV intellectual property to Amsterdam Molecular Therapeutics B.V. (AMT). The non-exclusive license to U.S. patents #6,759,237 and #7,105,345, which were issued to the University of Pennsylvania and exclusively licensed to Targeted Genetics, provides AMT with the rights to use AAV1 in the development and commercialization of therapeutic products for treating type I and type V lipoprotein lipase (LPL) deficiencies. AMT currently is conducting Phase II trials of AMT-011, an AAV1-based therapy for type I LPL deficiency, and anticipates launching the product in the European Union in 2008. LPL deficiency in humans is a severe and debilitating disease associated with extremely high serum triglyceride concentrations, high morbidity, and increased mortality.

Under the terms of the non-exclusive license, Targeted Genetics will receive an upfront payment from AMT of $1,750,000, as well as milestone payments and royalties on the sale of any products commercialized using the licensed technology.

“This agreement demonstrates our ability to leverage our portfolio of AAV-related intellectual property assets to generate revenue for Targeted Genetics and value for our shareholders,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “In addition, it allows us to participate, financially, in the commercialization of AAV therapeutics by others. We are truly seeing the expansion of interest in AAV-based molecular medicines as a therapeutic platform. AMT-011 could be the first commercially available AAV-based therapeutic and may provide us with relatively near-term milestones and potential royalty revenue streams to support our internal product development efforts. We wish AMT success as they move this therapeutic candidate through development.”

AMT-011 uses a recombinant AAV1 vector to deliver the gene encoding lipoprotein lipase. In preclinical studies, AMT-011 has demonstrated effective replacement of LPL gene function, leading to complete normalization of triglyceride levels in two different LPL deficient animal models. A pivotal trial of AMT-011 in patients with type 1 LPL deficiency was initiated in December 2005 and is ongoing.

"This license is a key step in AMT’s commercialization strategy of its lead drug candidate AMT-011. This breakthrough gene therapy may allow AMT to provide patients suffering from a serious, debilitating and often life-threatening metabolic disease, caused by a monogenetic defect, a fundamental cure", said Ronald H.W. Lorijn, MD, PhD, M.B.A., Chief Executive Officer of AMT.

About LPL Deficiency

LPL deficiency is caused by a deficiency or loss of LPL, the principal enzyme involved in the clearance of triglycerides from the bloodstream. Affected patients develop chronic pancreatitis, ultimately resulting in diabetes mellitus. The dysregulation in lipid metabolism that occurs in LPL deficiency also predisposes affected patients to cardiovascular diseases, including coronary artery disease and heart attack. Currently, the only effective treatment for the condition is a severe reduction in the consumption of dietary fat, a regimen to which many patients have difficulty adhering. AMT estimates the worldwide population of LPL type 1 deficiency at 4,000 patients and LPL type V deficiency at approximately 100,000.

About Targeted Genetics

Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes coding proteins to increase gene function, as well as RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit the Company's website at www.targetedgenetics.com.

About AMT

Amsterdam Molecular Therapeutics BV is a fully integrated gene therapy company founded by scientists of the University of Amsterdam Medical Center (AMC) in 1998. AMT focuses on the development of gene-based therapies for orphan metabolic, central nervous system and ocular diseases. AMT’s long-term gene expression technology is based on specific delivery of therapeutic genes into target organs or tissues. Its lead product, AMT-011, is in phase II for the first indication: treatment of lipoprotein lipase deficiency type I. For further information, visit AMT’s website at www.amtbv.com .

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements regarding our licensee’s ability to develop, manufacture, accurately interpret clinical results, obtain regulatory approvals and commercialize any therapeutic products covered under the license agreement, the market prospects for any therapeutic products covered under the license agreement, our benefits, including milestone and royalty payments, that we expect to derive as a result of this license, and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our licensee’s ability to recruit and enroll suitable trial participants, the timing, nature and results of research and clinical trials of our license, potential developments of alternative technologies or more effective processes by parties other than the licensee, and, our licensee’s ability to obtain and maintain regulatory or institutional approvals, as well as other risk factors described in "Part I, Item 1A. Risk Factors" in our most recent annual report on Form 10-K or "Part II, Item 1A. Risk Factors" in our most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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